Exhibit 99

                                 JSB JOINS OVBC

For release
Wednesday, December 16, 1998
Contact:  Bryna Butler or Phyllis Wilcoxon
1-800-468-6682 or 446-2631


     Yesterday afternoon, the Ohio Valley Banc Corp. finalized the acquisition of the Jackson Savings Bank based in Jackson, Ohio. Harold A. Howe, president of Jackson Savings Bank, was elected to the Board of Directors of the The Ohio Valley Bank Company.
     Just last month, Jackson Savings Bank shareholders overwhelmingly approved the acquisition of their company by the Ohio Valley Banc Corp. (OVBC). The transaction was approved by 96 percent of the outstanding Jackson Savings Bank shares.
     This decision comes eight months after the OVBC Annual Shareholders Meeting where the agreement to acquire Jackson Savings Bank was made public by James L. Dailey, chairman and chief executive officer of Ohio Valley Bank. On that date, the OVBC Board of Directors approved the execution of a Definitive Purchase Agreement for OVBC to acquire The Jackson Savings Bank.
     Under the terms of the Agreement, each of the 19,400 shares of Jackson Savings Bank will be exchanged for 74,195 common shares of Ohio Valley Banc Corp. in the aggregate, in a ratio 3.8245 shares of OVBC for each share of Jackson Savings Bank.
     James L. Dailey, chairman and chief executive officer of Ohio Valley Bank expressed his enthusiasm for the transaction. "At OVB, we're proud to be part of the Jackson Savings Bank tradition." Jackson Savings Bank, a state-chartered, FDIC insured savings bank with total assets of $15.5 million and shareholders equity of $2.7 million as of March 31, 1998 will be operated as a wholly-owned subsidiary of Ohio Valley Banc Corp.
     "We are very excited to join Ohio Valley Banc Corp. and to remain as Jackson Savings Bank as we begin our 100th year of business," said Harold A. Howe, President of The Jackson Savings Bank, referring to yesterday's closing of the transaction.
     Currently, Jackson Savings Bank is planning several events to celebrate their 100th anniversary during 1999. The bank was established on June 29, 1899.
     Ohio Valley Banc Corp. is a bank holding company operating Ohio Valley Bank with offices in Meigs, Gallia, Jackson, Pike and Franklin counties in Ohio and Mason and Putnam counties in W. Va. OVBC also has a consumer finance company offices in Gallipolis, Jackson and South Point, Ohio operating under the name of Loan Central. Ohio Valley Banc Corp. common stock is traded on NASDAQ under the symbol OVBC.